UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-178571

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CONGAREE BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

South Carolina	20-3863936
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1201 Knox Abbott Drive

Cayce, South Carolina 29033

(Address of Principal Executive Offices and Zip Code)

Congaree Bancshares, Inc. 2007 Stock Incentive Plan

(Full title of the plan)

Jerold L. Rexroad

Carolina Financial Corporation

Chief Executive Officer

288 Meeting Street

Charleston, South Carolina 29401

843-723-7700

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Copies of all communications, including communications sent to the Agent for Service, requested to:

Neil E. Grayson, Esq.

B.T. Atkinson, Esq.

Nelson Mullins Riley & Scarborough LLP

Poinsett Plaza, Suite 900

104 South Main Street

Greenville, South Carolina 29601

Telephone: (704) 417-3039

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE

This Post-Effective Amendment relates to the Registration Statement on Form S-8 of Congaree Bancshares, Inc. (“Congaree”), a South Carolina corporation and the holding company for Congaree State Bank, filed with the Securities and Exchange Commission (the “SEC”) on December 16, 2011 (Registration No. 333-178571) (the “Registration Statement”), registering 317,599 shares of common stock, par value $0.01 per share, under the Congaree Bancshares, Inc. 2007 Stock Incentive Plan.

On January 5, 2016, Congaree entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Carolina Financial Corporation (“Carolina Financial”), a Delaware corporation and the holding company for CresCom Bank, and CBAC, Inc., a South Carolina corporation and wholly-owned subsidiary of Carolina Financial (“CBAC”). Effective as of June 11, 2016, CBAC merged with and into Congaree, with Congaree surviving as a wholly-owned subsidiary of Carolina Financial. Immediately thereafter, Congaree merged with and into Carolina Financial, with Carolina Financial as the surviving corporation, and Congaree State Bank, a South Carolina state bank, also merged with and into CresCom Bank, a South Carolina state bank, with CresCom Bank surviving the merger and continuing its corporate existence.

In connection with the merger, Congaree has terminated all offerings of its common stock pursuant to the Registration Statement. In accordance with an undertaking made by Congaree in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, Congaree hereby removes from registration any and all shares of common stock originally reserved under the Congaree Bancshares, Inc. 2007 Stock Incentive Plan which are unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charleston, State of South Carolina, as of this 24th day of June, 2016.

CAROLINA FINANCIAL CORPORATION,
Successor by Merger to Congaree Bancshares, Inc.

By:	/s/ William A. Gehman, III
William A. Gehman, III
Executive Vice President and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.